EXHIBIT 99.1

Intermountain Community Bancorp Reports First Quarter 2010 Results With Improving Margin and Solid Deposit Growth

SANDPOINT, Idaho, April 28, 2010 (GLOBE NEWSWIRE) -- Intermountain Community Bancorp (OTCBB:IMCB), the holding company for Panhandle State Bank, reported first quarter 2010 financial results with improving net interest margin, solid growth in core deposits, and continuing balance sheet strength. Reflecting the difficult economic environment in the Pacific Northwest, Intermountain reported that following a $6.8 million provision for loan losses, it recorded a net loss applicable to common shareholders of $4.7 million, or $0.56 per common share, for the quarter ended March 31, 2010. This compares to a net loss applicable to common shareholders of $9.0 million, or $1.07 per common share in the prior quarter and a net loss applicable to common shareholders of $532,000, or $0.06 per common share in the first quarter of 2009.

"While we continue to be disappointed with net losses," noted Curt Hecker, CEO, "our first quarter results, including the provision for loans losses, were in line with what we had projected, and demonstrated several important areas of improvement. We experienced stabilization and progress in some key underlying areas, including margin, asset quality, liquidity and non-interest expense. Clarity about the future is improving, and we are optimistic about the long-term, although we believe that 2010 will continue to challenge us as we work through this difficult environment. Our team continues to work diligently toward eliminating risk and returning the business to a position of sustained profitability," he added.

First Quarter 2010 Highlights (at or for the period ended March 31, 2010, compared to Dec. 31, 2009, or March 31, 2009)

  Deposits from local customers increased $10.7 million or 1.4% from the prior quarter, in what is traditionally a seasonally slow quarter for the Company, and increased $30.2 million or 4.1% year-over-year.
  Lower-cost transaction account deposits comprised 61.9% of total deposits at March 31, 2010, up from 58.5% a year ago.
  While increasing deposits, the Company also reduced its average interest cost of deposits by 0.11% from the prior quarter and 0.53% from first quarter 2009.
  The net interest margin improved 0.37% from the prior quarter as a result of both higher asset yields and lower interest costs.
  Income on a pre-tax, pre-provision, pre-Other Real Estate Owned (OREO) expense basis totaled a positive $412,000 for the quarter, up from a loss of $467,000 in the prior quarter (See Exhibit A).
  Loans delinquent for 30 to 89 days improved to 0.33% of loans, down from 1.06% at the end of December 2009 and 1.91% a year ago.
  The total Risk Based Capital Ratio was estimated at 11.71% and the estimated Tier 1 Leverage Ratio was 7.95%.
  Liquidity remains elevated as represented by cash and cash equivalents of over $125 million, available-for-sale marketable securities totaling over $187 million, and substantial untapped borrowing line availability.
  Reserves for potential loan losses stood at $18.3 million, 2.85% of total loans and 80.1% of non-performing loans ("NPLs") compared to 2.35% of total loans and 59.5% of NPLs a year ago.
  Asset quality has improved from a year ago. Nonperforming assets (NPAs) to total assets was 3.20%, compared to 3.52% a year ago.
  Powered by Community, a bank-wide outreach initiative, continues to meet with solid success in partnership with community organizations and volunteers to promote job development, affordable housing, education and vital social services. Through these efforts, we are also building solid relationships, and creating new business opportunities.

"Economists are forecasting improving conditions in Idaho in 2010. Increased personal incomes and housing starts are two important signs that conditions are getting better," said Hecker. "As we begin to see the effects of the economic recovery, we expect our marketing efforts will capitalize on the bank's strong position within its communities. In addition to promoting leading edge solutions, IMCB will continue focusing on business development opportunities through its Powered by Community initiative, and targeted marketing campaigns."

Asset Quality

Non Performing Loans totaled $22.8 million at the end of March, up from $19.1 million at the end of December, and down from $29.3 million a year ago. Total nonperforming assets (NPAs) were $34.4 million at quarter end, compared to $30.6 million at December 31, 2009 and $38.4 million a year ago. At quarter end, the ratio of NPAs to total assets was 3.20% up from 2.83% in the preceding quarter, and down from 3.52% a year ago.  Loan delinquencies (30 days or more past due) declined during the first quarter to 0.33% of total loans at March 31, 2010 from 1.06% at December 31, 2009 and 1.91% at March 31, 2009.

Residential land and construction assets continue to comprise most of the nonperforming loans and other real estate owned (OREO) totals, although these types of loans as a percent of the total loan portfolio are down significantly from the prior year. "We have a significant amount of disposition activity scheduled for the second quarter and expect to remain active as we work down problem asset totals," Hecker noted. The following table summarizes nonperforming assets by type and geographic region.

							% of Loan
				E. Oregon,			type to
	North Idaho	Magic	Greater	SW Idaho			total non-
NPA by type and location	- Eastern	Valley	Boise	excluding			performing
3/31/2010	Washington	Idaho	Area	Boise	Other	Total	assets
(Dollars in thousands)
Commercial loans	$ 4,207	$ 276	$ 793	$ 6	$ --	$ 5,282	15.3%
Commercial real estate	3,751	1,127	1,383	475	30	6,766	19.7%
Commercial construction	2,006	--	--	1,852	--	3,858	11.2%
Land and land development	6,144	1,102	1,872	996	2,875	12,989	37.8%
Agriculture	--	--	80	170	--	250	0.7%
Multifamily	--	--	--	--	--	--	0.0%
Residential real estate	2,677	182	444	357	380	4,040	11.8%
Residential construction	1,173	--	--	--	--	1,173	3.4%
Consumer	13	8	--	--	--	21	0.1%
Total	$19,971	$2,695	$4,572	$3,856	$3,285	$34,379	100.0%

Percent of total NPA	58.09%	7.84%	13.30%	11.22%	9.55%	100.0%

NPA totals in commercial construction, and land and land development loans have fallen significantly since March 2009, as the Company has aggressively worked to decrease problem assets in these portfolios. As the down economic cycle has continued, the Company has experienced relatively modest increases in commercial and commercial RE NPAs, although both portfolios have continued to perform well overall. The $2.6 million increase in commercial loan NPAs is largely comprised of a single $1.7 million relationship, which has been charged down to expected liquidation value and is being actively worked toward resolution. The following table provides trend analysis for nonperforming assets by categories:

NPA BY CATEGORIES
(Dollars in thousands)	3/31/2010	12/31/2009	3/31/2009
Commercial loans	$ 5,282	$2,653	$ 4,225
Commercial real estate	6,766	5,235	731
Commercial construction	3,858	3,133	5,514
Land and land development	12,989	14,055	21,566
Agriculture	250	834	1,690
Multifamily	--	135	--
Residential real estate	4,040	3,195	3,482
Residential construction	1,173	1,264	986
Consumer	21	88	173
Total NPA by Categories	$34,379	$30,592	$38,367

OREO balances were unchanged at $11.5 million from the prior quarter, and up from $9.1 million in March 2009. The OREO portfolio composition changed significantly during the quarter as the Company continued to liquidate properties and convert loans to OREO as part of the disposition cycle. During the first quarter, the Company sold 15 properties totaling $1.6 million, and had 45 properties remaining in the OREO portfolio at quarter end.

Balance Sheet and Loan and Deposit Portfolio Summary

Assets totaled $1.07 billion at March 31, 2010, down slightly from $1.09 billion a year ago. "Our commercial loan portfolios, particularly in the agricultural sector, are showing normal seasonality and the remainder of our portfolio is starting to stabilize after decreases in the prior year," said Doug Wright, Chief Financial Officer. Net loans are down 4.9% in the quarter and 13.8% year over year at $623.5 million, with the majority of the decline in residential construction, land development, and commercial construction loans. Land and land development loans were down $48.5 million, residential construction loans were down $19.9 million, and commercial construction loans were down $15.1 million from March 31, 2009. "We continue to see solid performance from our commercial and commercial real estate portfolios, which are well-diversified and conservatively underwritten and managed," noted Wright. "Our agricultural portfolio contains a variety of product lines, including grains, legumes, livestock and vegetables, and has performed very well in the current market cycle," he added.

LOANS BY CATEGORIES
(Dollars in thousands)	3/31/2010	% of total	12/31/2009	% of total	3/31/2009	% of total
Commercial loans	$132,137	20.6%	$131,562	19.6%	$139,301	18.8%
Commercial real estate	175,591	27.3%	172,726	25.7%	162,636	21.9%
Commercial construction	39,663	6.2%	45,581	6.8%	54,783	7.4%
Land and land development	80,795	12.6%	88,604	13.2%	129,316	17.5%
Agriculture	94,883	14.8%	110,256	16.4%	103,749	14.0%
Multifamily	17,796	2.8%	18,067	2.6%	18,211	2.5%
Residential real estate	63,658	9.9%	65,544	9.7%	69,696	9.4%
Residential construction	15,533	2.4%	16,626	2.5%	35,477	4.8%
Consumer	17,068	2.7%	18,287	2.7%	22,350	3.0%
Municipal	4,812	0.7%	5,061	0.8%	5,154	0.7%
Total loans receivable	641,936	100.0%	672,314	100.0%	740,673	100.0%
Net deferred origination fees	(124)		(104)		(74)
Allowance for losses on loans	(18,297)		(16,608)		(17,439)
Loans receivable, net	$623,515		$655,602		$723,160

In terms of geographic distribution, the majority of the company's loans remain in northern Idaho, eastern Washington and southwestern Idaho outside the Boise area. "While the leading economic indicators, both regionally and nationally, are starting to improve, we believe it may be until 2011 before we see appreciable improvement in residential or commercial real estate. However, the stability we have seen in this quarter has been a welcome sign of improvement from last year," Hecker noted.

							% of
				E. Oregon,			Loan
Loan Portfolio by	North Idaho	Magic	Greater	SW Idaho,			type to
Location	- Eastern	Valley	Boise	excluding			total
3/31/2010	Washington	Idaho	Area	Boise	Other	Total	loans
(Dollars in thousands)
Commercial loans	$ 87,162	$ 11,201	$ 13,505	$ 18,954	$ 1,315	$132,137	20.6%
Commercial real estate	113,725	15,797	19,348	14,919	11,802	175,591	27.3%
Commercial construction	30,280	889	7,298	430	766	39,663	6.2%
Land and land development	57,534	6,861	11,029	4,335	1,036	80,795	12.6%
Agriculture	1,275	7,087	16,821	66,828	2,872	94,883	14.8%
Multifamily	9,065	--	1,071	--	7,660	17,796	2.8%
Residential real estate	40,865	6,234	3,834	8,278	4,447	63,658	9.9%
Residential construction	10,036	604	2,444	2,344	105	15,533	2.4%
Consumer	8,877	1,928	1,462	4,166	635	17,068	2.6%
Municipal	4,586	226	--	--	--	4,812	0.8%
Total	$363,405	$ 50,827	$ 76,812	$ 120,254	$30,638	$641,936	100.0%

Percent of total loans in geographic area	56.61%	7.92%	11.97%	18.73%	4.77%	100.0%

Total deposits increased $14.7 million, or 1.8% year over year, to $826.0 million. Specifically, deposits gathered within the bank's branch footprint increased 4.1% to $775.6 million at quarter end compared to $745.3 million a year ago. Intended runoff of brokered deposits totaled $4.0 million in the quarter and $15.5 million for the past 12 months, and this category of funding presently accounts for just 6.1% of total deposits. Collateralized deposits also declined by $3.5 million. Transaction account deposits comprised 61.9% of total deposits at March 31, 2010, up from 58.5% a year ago.

"We are very pleased with deposit growth in the first quarter, which is normally a seasonally down quarter for us," said Wright. "We appreciate the strong support from local customers, which now comprise 94% of our total deposits. A strong deposit franchise is a key measure of a bank's franchise value, and we continue to have a dominant market share in most of the communities in which we operate. The strength of our deposit franchise will also provide the basis for new growth and revenue opportunities in the future," Wright added.

DEPOSITS
(Dollars in thousands)	3/31/2010	% of total	12/31/2009	% of total	3/31/2009	% of total
Non-interest bearing demand accounts	$160,174	19.4%	$168,244	20.5%	$151,194	18.6%
NOW & Money market accounts	351,117	42.5%	340,070	41.5%	323,748	39.9%
Savings & IRA accounts	78,554	9.5%	77,623	9.5%	81,150	10.0%
Certificates of deposit (CDs)	93,140	11.3%	86,381	10.6%	110,319	13.6%
Jumbo CDs	83,727	10.1%	82,249	10.0%	61,641	7.6%
Brokered CDs	50,428	6.1%	54,428	6.6%	65,956	8.1%
CDARS CDs to local customers	8,866	1.1%	10,326	1.3%	17,278	2.2%
Total Deposits	$826,006	100.0%	$819,321	100.0%	$811,286	100.0%

Available-for-sale investments totaled $187.5 million at March 31, 2010, a decrease of 4.4% from $196.0 million at March 31, 2009. "We continue to maintain high levels of liquidity on our balance sheet, which includes higher levels of liquid marketable securities," Wright said. The securities portfolio contains $30.0 million in private mortgage-backed securities, for which a $19,000 credit loss impairment was recognized on one security in the first quarter of 2010, down from $84,000 recognized in the fourth quarter of 2009, and $244,000 in the first quarter a year ago.

Stockholders' equity totaled $84.6 million at March 31, 2010, compared to $88.6 million at December 31, 2009 and $109.4 million at March 31, 2009. Book value per common share at March 31, 2010, totaled $7.04 compared to $7.55 at December 31, 2009, and $10.06 at March 31, 2009. Tangible book value per common share totaled $5.60 compared to $6.10 at December 31, 2009 and $8.60 at March 31, 2009. Tangible stockholders' equity to tangible assets was 6.83%, down from 7.17% at December 31, 2009 and 9.00% at March 31, 2009. Tangible common equity to tangible assets totaled 4.42%, compared to 4.78% and 6.67% at December 31, 2009 and March 31, 2009, respectively.

Income Statement Summary

Net interest income before provision for loan losses totaled $8.4 million for the quarter ended March 31, 2010, up from $7.9 million in the immediate prior quarter and down from $9.9 million in the year ago quarter. Improvement from fourth quarter results reflected lower interest reversals on non-performing loans and an improving cost of funds. Lower interest rates, a more conservative asset mix with more low yielding cash investments and securities, and interest reversals on nonperforming loans impacted net interest income over the past year.

The net interest margin improved 37 basis points to 3.57% in the first quarter of 2010, compared to 3.20% in the fourth quarter of 2009. The yield on earning assets during the quarter increased 30 basis points to 4.92% from the prior quarter, but was off 92 basis points from the year ago quarter. Cost of interest bearing liabilities fell 9 basis points in the quarter and 53 basis points year over year. The cost on interest bearing liabilities was 1.33% in the first quarter of 2010, which reflects the strong, low-cost funding mix resulting from a high percentage of local core deposits. "We are seeing stabilization in the margin, as we continue to lower funding costs and the amount of interest reversed on problem loans stabilizes or decreases," noted Wright.

"Net charge-offs are improved from last quarter, as we continue to aggressively address the problems in our loan portfolio," noted Hecker. Intermountain recorded a $6.8 million provision for loan losses in the first quarter of 2010, down from the $11.1 million provision booked in the fourth quarter of 2009 and up from the $2.8 million provision recorded in the first quarter of 2009. First quarter net charge-offs (NCOs) improved to $5.1 million compared to $12.1 million recorded in the fourth quarter of 2009, and up from the $1.8 million booked a year ago. At March 31, 2010, the allowance for loan loss grew to 2.85% of total loans and 80.1% of NPLs compared to 2.35% of total loans and 59.5% of NPLs a year ago.

Other income in 2009 was $2.5 million in the first quarter of 2010, compared to $2.7 million in the prior quarter and $3.5 million in the first quarter a year ago. Lower gains on sales of securities and lower fee income, were the primary drivers of relative non-interest income performance. On a historical basis, normalizing for security sales, first quarter generally represents the weakest quarter for fee income generation for the Company.

Operating (non-interest) expenses for the first quarter of 2010 were $11.6 million compared to $13.2 million in the fourth quarter of 2009 and $10.8 million in the first quarter a year ago. The improvement from fourth quarter reflected lower credit costs, advertising, and legal and accounting fees, although elevated OREO expenses and write downs and higher FDIC insurance premiums increased expenses over the past year. "Employee compensation and benefits expense included severance costs incurred in the first quarter from planned Company restructuring efforts which will provide further cost savings this year," said Hecker. "In addition, we have eliminated bonuses for executives for 2010 as we did in 2009."

Pre-tax, pre-provision, pre-OREO-expense income totaled $412,000 for the quarter, up from a loss of $467,000 in the prior quarter, and down from $2.8 million in first quarter 2009 (see Exhibit A). "While improving credit quality remains a primary emphasis for us," Hecker said, "we continue to also focus on improving net interest margin and non-interest income, and reducing non-interest expense, to stabilize and enhance our financial performance."

Annual Meeting

Shareholders, customers, employees and interested investors are cordially invited to attend Intermountain Community Bancorp's annual meeting to be held on Wednesday, April 28, 2010, at 10:00 a.m. The meeting will be held at the Sandpoint Center in Sandpoint, ID.

About Intermountain Community Bancorp:

Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with twenty banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d'Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB's shares are listed on the OTC Bulletin Board, ticker symbol IMCB. Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to the following and the other risks described in the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections, as applicable, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009; the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED BALANCE SHEETS (Unaudited)
	March 31,	December 31,	March 31,
	2010	2009	2009
	(Dollars in thousands,
	except per share amounts)
ASSETS

Cash and cash equivalents	$ 125,902	$ 105,697	$ 54,436
Loans receivable, net	623,515	655,602	723,160
Loans held for sale	4,970	6,574	3,545
Investments and asset-backed securities ("ABS") available for sale	187,453	181,784	195,980
Investments and ABS held to maturity	15,153	15,177	17,575
Federal Home Loan Bank of Seattle stock, at cost	2,310	2,310	2,310
Office properties and equipment, net	41,761	42,425	43,625
Goodwill	11,662	11,662	11,662
Other intangible assets, net	407	439	542
Bank-owned life insurance	8,488	8,397	8,127
Other real estate owned	11,538	11,538	9,052
Prepaid expenses and other assets	41,829	38,039	21,111
Total assets	$ 1,074,988	$ 1,079,644	$ 1,091,125

LIABILITIES
Deposits	$ 826,006	$ 819,321	$ 811,286
Advances from Federal Home Loan Bank	49,000	49,000	46,000
Repurchase agreements	86,656	95,233	76,512
Other borrowings	16,527	16,527	40,603
Accrued expenses and other liabilities	12,179	10,936	7,367
Total liabilities	990,368	991,017	981,768

STOCKHOLDERS' EQUITY
Common stock	78,581	78,569	78,319
Preferred stock	25,543	25,461	25,226
Accumulated other comprehensive loss (1)	(4,212)	(4,840)	(6,666)
Retained earnings (deficit)	(15,292)	(10,563)	12,478
Total stockholders' equity	84,620	88,627	109,357
Total liabilities and stockholders' equity	$ 1,074,988	$ 1,079,644	$ 1,091,125

Book value per common share, excluding preferred stock	$ 7.04	$ 7.55	$ 10.06
Tangible Book Value per common share, excluding preferred stock (2)	$ 5.60	$ 6.10	$ 8.60
Shares outstanding at end of period	8,387,496	8,365,836	8,361,472
Stockholders' Equity to Total Assets	7.87%	8.21%	10.02%
Tangible Stockholders' Equity to Tangible Assets (3)	6.83%	7.17%	9.00%
Tangible Common Equity to Tangible Assets	4.42%	4.78%	6.67%

(1) Net of deferred income taxes
(2) Amount represents common stockholders' equity less net goodwill and other intangible assets divided by total shares outstanding
(3) Amount represents stockholders' equity less net goodwill and other intangible assets divided by assets less net goodwill and other intangible assets
INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$ 9,649	$ 9,209	$ 11,648
Investments	1,967	2,225	2,699
Total interest income	11,616	11,434	14,347

Interest expense:
Deposits	2,390	2,730	3,342
Borrowings	807	782	1,103
Total interest expense	3,197	3,512	4,445

Net interest income	8,419	7,922	9,902

Provision for losses on loans	(6,808)	(11,119)	(2,770)
Net interest income (loss) after provision for losses on loans	1,611	(3,197)	7,132

Other income:
Fees and service charges	1,787	1,897	1,669
Loan related fee income	493	639	540
Net gain on sale of securities	53	--	1,295
Other-than-temporary impairment on investments	(19)	(84)	(244)
Bank-owned life insurance	91	89	90
Other income	118	126	163
Total other income	2,523	2,667	3,513

Operating expenses:
Salaries and employee benefits	5,832	5,482	5,706
Occupancy expense	1,828	1,925	1,968
FDIC assessment	469	569	153
OREO expense	253	578	116
OREO valuation adjustment in period	777	1,601	33
Other expenses	2,401	3,080	2,796
Total operating expenses	11,560	13,235	10,772

Loss before income taxes	(7,426)	(13,765)	(127)
Income tax benefit	3,117	5,217	9

Net loss	(4,309)	(8,548)	(118)

Preferred stock dividend	419	417	414

Net loss applicable to common stockholders	$ (4,728)	$ (8,965)	$ (532)

Loss per share — basic	$ (0.56)	$ (1.07)	$ (0.06)
Loss per share — diluted	$ (0.56)	$ (1.07)	$ (0.06)

Weighted-average common shares outstanding — basic	8,372,315	8,365,836	8,348,238
Weighted-average common shares outstanding — diluted	8,372,315	8,365,836	8,348,238

INTERMOUNTAIN COMMUNITY BANCORP EXHIBIT A – RECONCILIATION SCHEDULE

	March 31,	December 31,	March 31,
	2010	2009	2009
	(Dollars in thousands)

Loss before income taxes	$ (7,426)	$ (13,765)	$ (127)
Provision for losses on loans	6,808	11,119	2,770
OREO expense	253	578	116
OREO valuation adjustment in period	777	1,601	33
Total (1)	$ 412	$ (467)	$ 2,792

(1) Management believes that this presentation of non-GAAP results provides useful information to investors regarding the effects of the credit cycle on the Company's reported results of operations.
INTERMOUNTAIN COMMUNITY BANCORP KEY PERFORMANCE RATIOS

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Net Interest Spread:
Yield on Loan Portfolio	5.96%	5.16%	6.27%
Yield on Investments & Cash	2.65%	3.23%	4.52%
Yield on Interest-Earning Assets	4.92%	4.62%	5.84%

Cost of Deposits	1.18%	1.29%	1.71%
Cost of Advances	2.56%	2.53%	3.96%
Cost of Borrowings	1.88%	1.98%	2.02%
Cost of Interest-Bearing Liabilities	1.33%	1.42%	1.86%

Net Interest Spread	3.59%	3.20%	3.98%

Net Interest Margin	3.57%	3.20%	4.03%

Performance Ratios:
Return on Average Assets	-1.62%	-3.17%	-0.04%
Return on Average Common Stockholders' Equity	-31.37%	-52.53%	-2.55%
Return on Average Common Tangible Equity (1)	-39.10%	-64.01%	-2.98%
Operating Efficiency	105.65%	125.00%	80.30%
Noninterest Expense to Average Assets	4.35%	4.91%	3.98%

(1) Average common tangible equity is average common stockholders' equity less average net goodwill and other intangible assets.
INTERMOUNTAIN COMMUNITY BANCORP LOAN DATA

	March 31,	December 31,	March 31,
	2010	2009	2009
	(Dollars in thousands)

Net Charge-Offs to Average Net Loans	3.24%	6.97%	0.97%
Loan Loss Allowance to Total Loans	2.85%	2.47%	2.35%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$ 50	$ 586	$ 709
Nonaccrual Loans	22,791	18,468	28,606
Total Nonperforming Loans	22,841	19,054	29,315
OREO	11,538	11,538	9,052
Total Nonperforming Assets ("NPA")	$ 34,379	$ 30,592	$ 38,367

NPA to Total Assets	3.20%	2.83%	3.52%
NPA to Net Loans Receivable	5.51%	4.67%	5.31%
NPA to Risk Based Capital (Bank)	36.24%	29.96%	29.53%
NPA to Tangible Equity + Allowance for Loan Loss	37.84%	32.85%	33.48%
Loan Delinquency Ratio (30 days and over)	0.33%	1.06%	1.91%
CONTACT:  Intermountain Community Bancorp
          Curt Hecker, CEO
            (208) 263-0505
            curt.hecker@panhandlebank.com
          Doug Wright, Executive Vice President & CFO
            (509) 363-2635
            doug.wright@intermountainbank.com
          Carolyn Shaw, Senior Vice President, Risk Manager and
           Financial Accounting Officer
            (509) 944-3888
            carolyn.shaw@intermountainbank.com